10f-3 REPORT

TRAVELERS SERIES TRUST
FEDERATED HIGH YIELD PORTFOLIO

December 1, 2003 through February 29, 2004


	Trade			Purchase	Trade		       % of
Issuer	Date	Selling Dealer	Amount	Price	Amount		    Issue (1)
Premier Entertainment
 Bilox     1/15/2004  Bank of America	 $50,000	$98.684	$49,342 .03%
LLC, 10.750% due 2/1/12





	(1) Represents purchases by all affiliated funds; may not exceed 25% of the principal amount of the offering.